Exhibit 5

[Letterhead of Davis Polk & Wardwell LLP]

December 21, 2009

Re:	Registration Statement on Form S-4

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, California 94404

Ladies and Gentlemen:

We have acted as counsel to Equinix, Inc. (the “Company”) in connection with the merger (the “Merger”) of a subsidiary of the Company with and into Switch & Data Facilities Company, Inc. (“Switch and Data”) pursuant to the terms of the Agreement and Plan of Merger dated as of October 21, 2009 among the Company, Switch and Data and Sundance Acquisition Corporation, each a Delaware corporation (the “Merger Agreement”), and the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company to be issued in the Merger.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded, (ii) the stockholders of Switch and Data will have adopted the Merger Agreement in accordance with the General Corporation Law of the State of Delaware and (iii) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the terms of the Merger Agreement.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will have been validly issued, fully paid and nonassessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This letter is furnished to you solely for use in connection with the Registration Statement and may not be used for any other purpose without our express permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Davis Polk & Wardwell LLP